Exhibit 10.1

March 25, 2024

Christopher Prentiss

Dear Christopher Prentiss,

Congratulations! The MannKind team has been very impressed with your background and credentials, and we are genuinely pleased to offer you full-time employment with MannKind Corporation, in the exempt position of Chief Financial Officer. In this position, you will report directly to Michael Castagna, CEO. Your position will be based out of the Westlake Village, CA office.

We will target your employment to commence on April 22, 2024. Please be advised that this offer is contingent upon satisfactory background checks and receipt of results of a satisfactory drug screening test, and execution of pre-hire documents set forth herein. In the coming days, you will receive an email with information regarding the test, contact and location information for the laboratory as well as the hours of operation. This screening test must be completed no later than one week from the date of this letter.

You will be paid on a bi-weekly basis, on a regular payroll schedule, in the amount of $17,692.31 equating to an annualized amount of $460,000.00.

You will be eligible to participate in the MannKind Employee Bonus Plan, with a target bonus opportunity of 50% of eligible earnings. Bonus awards will be based upon company-strategic objectives (same as all Executive Vice Presidents).

We are also providing you with our company’s relocation assistance program, which MannKind will provide to you to relocate to the “local area” within 12 months of your date of hire. We will connect you with a rep at NEI to initiate your relocation benefits. MannKind will provide temporary living and relocation assistance to you in good faith, however, should you leave the Company before two years from the date of relocation for any reason, except layoff, you will be required to repay the Company all funds paid, either to you or on your behalf, for relocation purposes.

You will be eligible to participate in MannKind’s Equity Incentive Plan, under which stock options and / or restricted stock may be awarded to you at a future date, as approved by the Board of Directors. At the next quarterly Board meeting, we will recommend that you be granted an equity award of 103,600 Restricted Stock Units (time-based RSUs with four-year vesting. In addition, you will also receive a 100% equity award at EVP level in May 2024, comprised of 55% performance based RSUs and 45% time-based RSUs (same as all EVPs). The RSU Award vesting is as follows: one- third at the end of the second year, one third at the end of the third year, and the final one third at the end of the fourth year. The vesting for the 100% EVP equity award will be aligned with the EVP equity award program and subject to stock ownership guidelines which have been provided under separate cover (same as all EVPs). This is not a guarantee for a specific number of stock units, but is only intended to provide you with an understanding of grant guidelines for your position. If your start date is less than two weeks prior to the next quarterly Board meeting, the recommendation will be submitted in the following quarter. Grants will begin vesting based on your hire date.

30930 Russell Ranch Road, Suite 300 Westlake Village, CA 91362 USA	O 818.661.5000 mannkindcorp.com	facebook.com/mannkindcorp twitter.com/mannkindcorp

Christopher Prentiss	Page 2 of 3

We have a substantial list of fringe benefits, including the following: 25 days PTO annually, which accrues on a bi-weekly basis; short term and long-term disability insurance; company paid life insurance; a 401(k) tax sheltered savings program; flexible spending accounts; health and executive health reimbursement account, vision and dental insurance, and paid holidays. The holidays and other time off benefits will be prorated based on your date of hire. All benefits, policies and rules are subject to change from time to time at the Company’s discretion, in accordance with plan documents. All benefits outlined in this offer letter are contingent on your continuing employment with MannKind Corporation in a benefit eligible status. Most benefits begin the first of the month following date of hire.

After we receive your background results, you will receive a welcome email with a link to your personalized onboarding portal. Through this portal you will have access to most of the required MannKind policies and agreements that will require your signature prior to commencing employment, such as, the Employee Proprietary Information and Inventions Agreement, a Dispute Resolution Agreement, a Policy Against Insider Trading, Code of Business Conduct and Ethics, and an Employee Acknowledgement Form, required after reading the MannKind Employee Sourcebook. Of course, the company may require additional policies or agreements to be signed and acknowledged in the future.

Employment at MannKind is at will, which means that either you or MannKind can end the employment relationship at any time, and for any reason or for no reason, with or without cause or notice. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and cannot be modified or amended except in writing by an officer of the company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This at-will employment relationship cannot be changed except in writing as approved by the Board of Directors of MannKind.

We appreciate the energy and enthusiasm you demonstrated during our interview and selection process, and we look forward to a favorable response to our offer. We have many exciting challenges ahead and believe you can make a significant contribution to MannKind.

Please sign and date this letter by March 25, 2024, and return it to me to indicate your acceptance of this written offer of employment.

If you should have any questions, please don’t hesitate to contact me.

Sincerely,

/s/ Karen Anderson
By: Karen Anderson, Head of Talent Acquisition

30930 Russell Ranch Road, Suite 300 Westlake Village, CA 91362 USA	O 818.661.5000 mannkindcorp.com	facebook.com/mannkindcorp twitter.com/mannkindcorp

Christopher Prentiss	Page 3 of 3

I have carefully read and understand all of the terms of the above letter and freely and voluntarily accept and agree to all of its terms. I represent that, in agreeing to this offer letter, I am not relying on any representations or promises of any kind other than set forth in this letter. I further represent that, as of the date hereof, I am not subject to any non-competition obligations owed to a former employer.

/s/ Christopher Prentiss

Christopher Prentiss

30930 Russell Ranch Road, Suite 300 Westlake Village, CA 91362 USA	O 818.661.5000 mannkindcorp.com	facebook.com/mannkindcorp twitter.com/mannkindcorp